Exhibit 99.1

NovaBay Pharmaceuticals Announces Restructuring to Focus on Avenova Commercialization and Reports Third Quarter Financial Results

Names Chairman Mark M. Sieczkarek Interim President and CEO

Third quarter Avenova sales exceed $1.1 million

Conference call begins today at 8:30 a.m. Eastern time

EMERYVILLE, Calif. (November 19, 2015) – NovaBay® Pharmaceuticals, Inc. (NYSE MKT: NBY) announces a corporate restructuring to focus on the commercialization of its prescription Avenova® Lid and Lash Cleanser. NovaBay is also taking steps to reduce operating expenses with the goal of achieving positive cash flow from operations by the end of 2016. NovaBay Chairman Mark M. Sieczkarek has assumed the position of interim President and Chief Executive Officer, effective immediately, replacing former President and CEO, NovaBay founder Ron Najafi, Ph.D.

“We have an exciting opportunity for continued rapid commercial progress and sales growth with Avenova, and we are taking steps to focus our efforts on further establishing our presence in the largely untapped U.S. market that we estimate at 41 million patients. We are significantly reducing expenses associated with research and development and clinical programs in order to direct all resources to our commercial priorities,” said Mr. Sieczkarek. “As interim CEO, I look forward to leveraging my experience with successful medical product launches, including several ophthalmic products, to help NovaBay reach and sustain profitability.”

“On behalf of my colleagues at NovaBay and my fellow directors, I want to thank Ron Najafi for his many years of service and dedication to our company. It was his vision that led to the development of Neutrox™ and ultimately, the commercialization of Avenova®. He has been instrumental in building NovaBay, and we greatly appreciate his pledge of ongoing support to facilitate a smooth transition. The entire NovaBay team wishes him the best in his future endeavors,” he added.

Mr. Sieczkarek previously was CEO of Solta Medical, Inc. (acquired by Valeant Pharmaceuticals) and of Conceptus, Inc. (acquired by Bayer HealthCare), where he led the launch of the medical device Essure®. Prior to that, he was Senior Vice President and President of The Americas and Europe for the leading ophthalmic company Bausch & Lomb (acquired by Valeant Pharmaceuticals), where he was responsible for overseeing multinational commercial launches of several leading products. He has served as a member of the NovaBay Board of Directors since January 2014, was named Chairman in April 2015, and has been instrumental in the development of the go-to-market strategy for Avenova.

Avenova is the only commercial lid and lash hygiene product formulated with Neutrox, NovaBay’s proprietary, pure hypochlorous acid compound, which has the natural antimicrobic ability to manage chronic eye conditions such as blepharitis, meibomian gland dysfunction and associated dry eye. These chronic conditions cause itching, irritation and inflammation, among other symptoms, and affect approximately 30 million Americans. Avenova is also finding use in the pre-surgical setting for Lasik and cataract operations, for retinal injections and in managing contact lens intolerance, increasing the estimated total market to 41 million patients.

“We are only beginning to address the market for chronic eye conditions that are best managed with ongoing treatment regimens as well as for the expanded uses. Avenova has a distinct advantage in an established market, as it contains no soap or bleach impurities. Given the choice, we believe that doctors and their patients will choose Avenova,” said Mr. Sieczkarek. “We are delighted with the rapid growth Avenova has achieved to date, with quarterly sales increasing 10-fold to more than $1 million over the course of one year. The metrics that support continued growth are also gaining momentum, with an increasing number of eye care specialists prescribing our product and more patients refilling their prescriptions.”

Third Quarter and Recent Operational and Financial Highlights

NovaBay reports financial results for the three and nine months ended September 30, 2015. Highlights of the third quarter of 2015 and recent weeks include:

●	Achieved Avenova sales of $1.1 million, up 39% from the second quarter of 2015.
●	Announced a marketing agreement for Avenova with ALLDocs Optometry Group (The Association of LensCrafters Leaseholding Doctors), the second-largest independent optometry group in the U.S.
●	Partnered with ALPHAEON to market Avenova on the ShoutMD® Store website to member physicians for online purchases.
●	Raised $2.3 million in net proceeds from a public offering.

Third Quarter 2015 Financial Results

NovaBay reported total net sales of $1.2 million for the third quarter of 2015, up from $152,000 for the third quarter of 2014. The increase was due to growing sales of Avenova, which was commercially launched in August 2014, partially offset by a decrease in collaboration revenue. Product revenue (including sales of Avenova and NeutroPhase®) for the third quarter of 2015 reached $1.1 million, up from $90,000 for the third quarter of 2014. Other revenue for the third quarter of 2015 was $64,000, compared with $62,000 for the prior-year period. Gross margin as a percentage of total net sales increased to 78% for the third quarter of 2015, up from 72% for the prior-year period.

The net loss for the third quarter of 2015 was $5.2 million, or $0.07 per share, compared with a net loss of $4.2 million, or $0.08 per share, for the third quarter of 2014. The larger net loss reflects higher spending on sales and marketing for Avenova, partially offset by lower spending on research and development due to clinical activities that were completed in 2014. Research and development expenses were $1.9 million and sales, general and administrative expenses were $4.4 million for the third quarter of 2015, compared with $2.3 million and $1.9 million, respectively, for the same period last year.

Nine Month 2015 Financial Results

For the nine months ended September 30, 2015, total net sales increased by $2.2 million to $2.7 million from $563,000 in the first nine months of 2014. Product revenue for the first nine months of 2015 reached $2.6 million compared with $299,000 for the nine months ended September 30, 2014. Other revenue for the first nine months of 2015 was $187,000, compared with $264,000 for the prior-year period. Gross margin as a percentage of total sales increased to 76% from 66% for the first nine months of 2014.

The net loss for the first nine months of 2015 was $14.8 million, or $0.23 per share, compared with a net loss of $10.7 million, or $0.22 per share, for the first nine months of 2014. Net loss in the first nine months of 2015 reflected higher spending on sales and marketing activities for Avenova, partially offset by lower spending on research and development. Research and development expenses were $4.8 million and sales, general and administrative expenses were $12.1 million for the nine months ended September 30, 2015, compared with $7.1 million and $5.3 million, respectively, for the prior-year period.

Cash, cash equivalents and short-term investments were $3.4 million as of September 30, 2015, compared with $5.4 million as of December 31, 2014. The company used approximately $4.1 million in cash to fund operations during the third quarter of 2015. In October 2015, NovaBay announced a public offering that raised net proceeds of $2.3 million. Although the company recently completed this public offering, it will require additional capital to fund its operations in 2016. To achieve this, NovaBay intends to continue its historical financing strategy to raise additional capital to fund its operations and meet ongoing obligations, with the intention of becoming cash flow positive by December 2016. There is, however, no assurance that the Company will be able to raise capital or that if it is able to raise capital, it will be on terms favorable to the Company and its shareholders.

Conference Call

NovaBay management will host an investment community conference call today, November 19, 2015, beginning at 8:30 a.m. Eastern time, 5:30 a.m. Pacific time, to discuss the company’s restructuring and financial results, and to answer questions. Shareholders and other interested parties may participate in the conference call by dialing 866-880-4999 from within the U.S. or 702-495-1913 from outside the U.S. with the conference identification number 74214482.

A live webcast of the call will be available at http://novabay.com/investors/events and will be archived for 90 days.

A replay of the call will be available beginning two hours after call completion through 8:59p.m. Eastern time December 3, 2015, by dialing 855-859-2056 from within the U.S. or 404-537-3406 from outside the U.S. and entering the conference identification number 74314482.

About NovaBay Pharmaceuticals, Inc.: Going Beyond Antibiotics®

NovaBay Pharmaceuticals is a biopharmaceutical company focusing on the commercialization of prescription Avenova® Lid and Lash Cleanser for the eye care market. Avenova is formulated with Neutrox™, which is cleared by the U.S. Food and Drug Administration (FDA) as a 510(k) medical device. Neutrox is NovaBay’s pure hypochlorous acid. Laboratory tests show that hypochlorous acid has potent antimicrobial activity in solution yet is non-toxic to mammalian cells and it also neutralizes bacterial toxins. Avenova is marketed to optometrists and ophthalmologists throughout the U.S. by NovaBay’s direct medical salesforce. It is accessible from more than 90% of retail pharmacies in the U.S. through agreements with McKesson Corporation, Cardinal Health and AmeriSource Bergen.

NovaBay has partnerships in the U.S. and around the world with PBE, Inc. (U.S.), IHT, Inc. (U.S.), Galderma (France), Virbac (France), China Pioneer Pharma (China and Southeast Asia), Shin Poong Pharmaceuticals (South Korea), Biopharm (North Africa and the Middle East), Sarmedic Ltd. (Israel) and Alpha Pharma LLC (the Ukraine).

Forward-Looking Statements

This release contains forward-looking statements, which are based upon management's current expectations, assumptions, estimates, projections and beliefs. These statements include, but are not limited to, statements regarding the anticipated market acceptance of our products, future sales of our products, the ability to raise capital, and the company’s expected future financial results. Forward-looking statements can be identified with words like (and variations of): “estimate,” “believe,” and “intend”. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results or achievements to be materially different and adverse from those expressed in or implied by the forward-looking statements. Factors that might cause or contribute to such differences include, but are not limited to, risks and uncertainties relating to difficulties or delays in manufacturing, distributing, and selling the company's products, unexpected adverse side effects or inadequate therapeutic efficacy of our product, the uncertainty of patent protection for the company's intellectual property, and the company's ability to obtain additional financing as necessary. Other risks relating to NovaBay’s business, including risks that could cause results to differ materially from those projected in the forward-looking statements in this press release, are detailed in NovaBay's latest Form 10-K and Form 10-Q filings with the Securities and Exchange Commission, especially under the heading "Risk Factors." The forward-looking statements in this release speak only as of this date, and NovaBay disclaims any intent or obligation to revise or update publicly any forward-looking statement except as required by law.

Stay informed on NovaBay's progress:

Download our Mobile InvestorApp from the Apple Store or Google Play

Like us on Facebook

Follow us on Twitter

Connect with NovaBay on LinkedIn

Join us on Google+

Visit NovaBay's Website

NovaBay Contacts

For NovaBay Avenova purchasing information, please contact:

Email us

Call us: 1-800-890-0329

www.Avenova.com

From the Company	Investor Contact
Thomas J. Paulson	LHA
Chief Financial Officer	Jody Cain
510-899-8809	310-691-7100
Contact Tom	Jcain@lhai.com

NOVABAY PHARMACEUTICALS, INC.

CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2015	2014
(in thousands, except per share data)	(unaudited)	(audited)
ASSETS
Current assets:
Cash and cash equivalents	$3,383	$5,429
Accounts receivable	543	273
Inventory	1,583	521
Prepaid expenses and other current assets	668	729
Total current assets	6,177	6,952
Property and equipment, net	359	436
Other assets	154	149
TOTAL ASSETS	$6,690	$7,537

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Current liabilities:
Accounts payable	$2,870	$1,865
Accrued liabilities	1,006	1,055
Deferred revenue	378	425
Total current liabilities	4,254	3,345
Deferred revenues - non-current	2,022	2,000
Deferred rent	187	171
Warrant liability	—	173
Total liabilities	6,463	5,689

Stockholders' equity:
Preferred stock, $0.01 par value; 5,000 shares authorized; none outstanding at September 30, 2015 and December 31, 2014	—	—
Common stock, $0.01 par value; 240,000 shares authorized at September 30, 2015 and 65,000 shares at December 31, 2014; 74,618 and 51,640 issued and outstanding at September 30, 2015 and December 31, 2014, respectively	746	516

Additional paid-in capital	85,797	72,879
Accumulated deficit	(86,316)	(71,547)
Total stockholders' equity	227	1,848
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$6,690	$7,537

NOVABAY PHARMACEUTICALS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in thousands, except per share data)	2015	2014	2015	2014
Sales:
Product Revenue	$1,136	$90	$2,559	$299
Other Revenue	64	62	187	264
Total Net Sales	1,200	152	2,746	563

Product Cost of Goods Sold	269	42	670	189
Gross Profit	931	110	2,076	374

Operating Expenses:
Research & development	1,920	2,312	4,806	7,078
Sales, general & administrative	4,359	1,911	12,138	5,273
Total Operating Expenses	6,279	4,223	16,944	12,351
Operating Loss	(5,348)	(4,113)	(14,868)	(11,977)

Non-cash gain(loss) on changes in FMV of Warrants	139	(104)	173	1,213
Other income(expense), net	(31)	(2)	(64)	48

Loss before provision for income taxes	(5,240)	(4,219)	(14,759)	(10,716)
Provision for income tax	(2)	—	(10)	(10)
Net loss	(5,242)	(4,219)	(14,769)	(10,726)

Change in Unrealized gains (losses) on available for sale securities	—	3	—	6
Comprehensive loss	$(5,242)	$(4,216)	$(14,769)	$(10,720)

Loss per share (basic and diluted)	$(0.07)	$(0.08)	$(0.23)	$(0.22)

Basic & Diluted Shares	74,643	50,821	64,951	48,995

# # #